EXHIBIT 10.60
Agreed form

Amendment of clause 13.2 (a) of the Omega Pharma SPA

Perrigo Ireland 2 DAC
Treasury Building
Lower Ground Canal Street
Dublin 2
Ireland

Merelbeke, 30 December 2016,

Dear Sirs,

Reference is made to clause 13.2 (Non-compete and non-solicitation) of the sale and purchase agreement dated 6 November 2014 between Perrigo Company Plc (which assigned its rights and obligations to Perrigo Ireland 2 DAC), Holdco I BE NV and Alychlo NV, as amended per 27 April 2016, with respect to 95.77% of the shares in Omega Pharma Invest NV (the Omega Pharma SPA).

Further reference is made to clause 3.1 of the asset purchase agreement dated 2 December 2016 between Etixx NV and Alychlo NV in respect of the Transferred Assets and the Assumed Liabilities (as defined therein) (the APA).

We hereby request your acknowledgment and agreement that clause 13.2 (a) of the Omega Pharma SPA shall not apply to the Transaction contemplated in the APA, and that such Clause 13.2 (a) of the Omega Pharma SPA shall not prevent Alychlo or any of its affiliated persons (including Mr Marc Coucke) in any way, whether alone or jointly with another party, and whether directly or indirectly, from carrying on the Business as defined in the APA, as well as developing any line extensions and new developments under the Business so long as the products are marketed under the Etixx brand as drinks, bars, gels and supplements marketed in each case for sports nutrition and sports supplement purposes only, as of the Closing of the Transaction contemplated in the APA.

Capitalised terms used herein and not otherwise defined shall have the meaning set forth in the Omega Pharma SPA.

All other provisions of the Omega Pharma SPA shall remain applicable and in full force and effect.
This letter and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.
Any dispute arising out or in connection with this letter shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. Each of Alychlo NV and Perrigo Ireland 2 DAC shall

Agreed form

nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. The foregoing does not exclude the right of the Parties to ask for interim relief before the president of the Dutch-speaking commercial court of Brussels or any other court having jurisdiction.

Yours faithfully

For Alychlo NV (Lembergsesteenweg 19, 9820 Merelbeke (VAT BE) 0895.140.645 R.P.R Gent)

/s/ Mr. Marc Coucke
Mr. Marc Coucke
Chairman & Managing Director

ACKNOWLEDGED AND AGREED

PERRIGO IRELAND 2 DAC

/s/ Lou Cherico
Name: Lou Cherico
Title : Director
Date : 30 December 2016

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